Exhibit 99.1

CPI Card Group Inc. Appoints Marc Sheinbaum to Board of Directors

Date: November 18, 2019

Littleton, Colo. November 18, 2019 — CPI Card Group Inc. (Nasdaq: PMTS; TSX: PMTS) (“CPI Card Group”), a payment technology company and leading provider of credit, debit and prepaid solutions, today announced the addition of Marc Sheinbaum to its Board of Directors, effective November 14, 2019.  The Board also appointed Sheinbaum to the Audit Committee.

“I am pleased to welcome Marc to our Board as an independent Director,” said Bradley Seaman, Chairman of the CPI Card Group Board of Directors. “Marc’s extensive banking, credit and payments experience will be valuable to our Board as the Company continues to enhance its position in the market.”

Since 2017, Mr. Sheinbaum has been an advisor to venture capital and private equity firms.  Sheinbaum previously held senior positions at JP Morgan Chase, GE Capital, and American Express.  Additionally, he served for two years as Chief Executive Officer of Higher One Holdings, Inc., a payments technology provider for higher education.

“CPI Card Group has developed a strong strategic plan, which it has executed well over the last several years and is well positioned to capture opportunities in the market,” said Sheinbaum.  “I am honored to join CPI Card Group’s Board and work towards building upon these successes.”

About CPI Card Group Inc.

CPI Card Group® is a payment technology company and leading provider of credit, debit and prepaid solutions delivered physically, digitally and on-demand. CPI helps our customers foster connections and build their brands through innovative and reliable solutions, including financial payment cards, personalization and fulfillment, and Software-as-a-Service (SaaS) instant issuance. CPI has more than 20 years of experience in the payments market and is a trusted partner to financial institutions and payments services providers. Serving customers from locations throughout the United States, CPI has a large network of high security facilities, each of which is registered as PCI compliant by one or more of the payment brands: Visa, Mastercard®, American Express and Discover®. Learn more at www.cpicardgroup.com.

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Contacts:

CPI Card Group Inc. Investor Relations:

Jennifer Almquist

(877) 369-9016

InvestorRelations@cpicardgroup.com